As filed with the Securities and Exchange Commission on October 1, 2019

Registration No. 333-209693

Registration No. 333-187353

Registration No. 333-174834

Registration No. 333-149586

Registration No. 333-110653

Registration No. 333-90929

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209693

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187353

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174834

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149586

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-110653

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-90929

UNDER THE SECURITIES ACT OF 1933

ACETO CORPORATION

(Exact name of registrant as specified in its charter)

New York	11-1720520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ACETO CORPORATION 2015 EQUITY PARTICIPATION PLAN

Aceto Corporation 2010 Equity Participation Plan

2007 LONG-TERM PERFORMANCE INCENTIVE PLAN

ACETO CORPORATION 2002 STOCK OPTION PLAN

ACETO CORPORATION 1998 OMNIBUS EQUITY AWARD PLAN

(Full titles of the plans)

Steven S. Rogers

President

Aceto Corporation

1221 McKinney Street, Suite 3275

Houston, TX 77010 (978) 441-2200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Peter H. Ehrenberg

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10023

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Aceto Corporation, a New York corporation (“Aceto”, the “Registrant” or the “Company”) that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-209693), filed with the Commission on February 24, 2016, which registered 4,250,000 shares of common stock, par value $0.01 (“Common Stock”), issuable pursuant to the terms of the Aceto Corporation 2015 Equity Participation Plan.

•	Registration Statement on Form S-8 (No. 333-187353), filed with the Commission on March 18, 2013, which registered 3,250,000 shares of Common Stock issuable pursuant to the terms of the Aceto Corporation 2010 Equity Participation Plan.

•	Registration Statement on Form S-8 (No. 333-174834), filed with the Commission on June 10, 2011, which registered 2,000,000 shares of Common Stock issuable pursuant to the terms of the Aceto Corporation 2010 Equity Participation Plan.

•	Registration Statement on Form S-8 (No. 333-149586), filed with the Commission on March 7, 2008, which registered 700,000 shares of Common Stock issuable pursuant to the terms of the 2007 Long-Term Performance Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-110653), filed with the Commission on November 21, 2003, which registered 500,000 shares of Common Stock issuable pursuant to the Aceto Corporation 2002 Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-90929), filed with the Commission on November 12, 1999, which registered 500,000 shares of Common Stock issuable pursuant to Aceto Corporation 1998 Omnibus Equity Award Plan.

On February 19, 2019, the Registrant and certain of its U.S. subsidiaries (collectively with the Registrant, the “Debtors”) each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Debtors’ chapter 11 cases are being jointly administered under the caption and case number, In re Aceto Corporation, et al., Case No. 19-13448 (Jointly Administered) (the “Chapter 11 Case”). On September 18, 2019, the Registrant’s Second Modified Joint Plan of Liquidation of Aceto Corporation and Its Affiliated Debtors (as amended and supplemented, the “Plan”) was confirmed by the Bankruptcy Court. As of October 1, 2019 at 12:01 a.m. (Eastern Standard Time), all applicable conditions set forth in the Plan were satisfied or waived and the effective date of the Plan occurred (the “Effective Date”). Pursuant to the Plan, all existing equity interests were cancelled on the Effective Date; provided that one share of the Registrant’s Common Stock was issued and transferred to the Plan Administrator (as defined in the Plan) for purposes of administering the wind-down of the Registrant.

In connection with the Chapter 11 Case, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Registrant hereby removes from registration all of such securities registered but unsold under the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 1st day of October, 2019.

ACETO CORPORATION

By:	/s/ Steven S. Rogers
Steven S. Rogers
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons on this 1st day of October, 2019 in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Steven S. Rogers	Director	October 1, 2019
Steven S. Rogers